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FOR IMMEDIATE RELEASE:

        CONOLOG STOCKHOLDERS' EQUITY EXCEEDS $2.5 MILLION AND EXPECTS TO
                          REGAIN COMPLIANCE WITH NASDAQ
                      --Closes $688,500 Private Placement--

Somerville, NJ - August 5, 2004: Conolog Corporation (NASDAQ: CNLG), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today that Conolog Corporation has completed a $688,500 private placement, facilitated by First Montauk Securities Corp., an NASD registered broker/dealer. Pursuant to the private placement, Conolog has sold 479,000 shares of its common stock. The Company has also granted the investors warrants to purchase an aggregate of 200,000 shares of Conolog's common stock at an exercise price of $1.8375 per share. The Company has received net proceeds of approximately $588,000.

Chairman of Conolog Robert Benou stated, "With this transaction, the Company now has stockholders' equity in excess of $2.5 million, and we believe we have regained compliance with Nasdaq Market Place Rule 4310(c)(2)(B)."

The securities being offered have not been registered under the Securities Act of 1933, as amended and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. However, pursuant to the agreement with the investors, the Company is required to register the resale of the securities and the securities issuable upon exercise of the warrant under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitutes an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.


About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit www.nfnonline.com/cnlg.


Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company has regained compliance with Market Place Rule 4310(c)(2)(B) until the Company has received notification from Nasdaq.

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